                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Filed by the Registrant                     /x/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/x/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           XECHEM INTERNATIONAL, INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3)
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                           XECHEM INTERNATIONAL, INC.
                         100 Jersey Avenue, Building B
                                   Suite 310
                      New Brunswick, New Jersey 08901-3279
                                 (908) 247-3300

                    ========================================
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    ========================================

To the Common and Class A Preferred Stockholders of Xechem International, Inc.:

         Notice is hereby given that the annual meeting of stockholders (the "Meeting" or the "Annual Meeting") of Xechem International, Inc., a Delaware corporation (the "Corporation"), will be convened at The Hyatt Regency, Two Albany Street, New Brunswick, New Jersey, on June 25, 1996, at 10:00 a.m. Eastern Daylight Savings Time (the "Meeting Date"). All holders of Common Stock, par value $.00001 per share, and Class A Preferred Stock, par value $.00001 per share, of the Corporation (the "Stockholders") are entitled to attend the Meeting. The Annual Meeting will be held for the following purposes:

         (1) To elect three directors to hold office until the next annual meeting of stockholders or otherwise as provided in the Corporation's By-Laws;

         (2) To vote to approve an increase in the number of shares of Common Stock which may be issued under the Xechem International, Inc. Amended and Restated Stock Option Plan;

         (3) To concur in the selection of Mortenson and Associates, P.C. as the Corporation's independent auditor for the fiscal year ending December 31, 1996; and

         (4) To transact any other business as may properly come before the Meeting, or any adjournment or postponement thereof.

         Only Stockholders of record at the close of business on May 24, 1996 are entitled to receive notice of the Meeting and to vote at the Meeting or any adjournment or postponement thereof (the "Eligible Holders"). A list of Eligible Holders will be available for inspection at the Corporation's office for at least 10 days prior to the Meeting.

                                       By order of the Board of Directors:

                                       /s/ Ramesh C. Pandey

                                       Ramesh C. Pandey, Ph.D.
                                       President and Chief Executive Officer

                       =================================
                                PROXY STATEMENT
                                      FOR
                       ANNUAL MEETING OF STOCKHOLDERS OF
                           XECHEM INTERNATIONAL, INC.
                                 JUNE 25, 1996
                       =================================

         This proxy statement (the "Proxy Statement") is furnished to the holders (the "Stockholders") of shares of Common Stock (the "Common Stock"), par value $.00001 per share, and Class A Preferred Stock (the "Class A Preferred Stock"), par value $.00001 per share (together, the Common Stock and Class A Preferred Stock are referred to as the "Shares"), of Xechem International, Inc., a Delaware corporation (the "Corporation"), in connection with the solicitation of proxies by the Corporation's board of directors (the "Board") for use at the annual meeting of Stockholders (the "Meeting" or the "Annual Meeting"). The Corporation's By-Laws (the "By-Laws") require the directors to call and hold an annual meeting of stockholders each year. The Annual Meeting will be convened on June 25, 1996, at approximately 10:00 a.m. Eastern Daylight Savings Time, and any adjournment or postponement thereof. Copies of this Proxy Statement, and the enclosed form of proxy were first sent or given to Stockholders on or about May 28, 1996. Stockholders who wish to attend the Meeting should contact the Corporation at (908) 247-3300 so that arrangements can be made.

         The Corporation will bear all costs in connection with the solicitation of proxies, including the cost of preparing, printing and mailing this Proxy Statement. In addition to the use of the mails, proxies may be solicited by the Corporation's directors, officers or employees. None of these individuals will be additionally compensated, but they may be reimbursed for out-of-pocket expenses in connection with the solicitation. Arrangements will also be made with brokerage houses, banks or other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Shares held of record by those persons, and the Corporation may reimburse these custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

         Shares represented by properly executed proxies in the accompanying form received by the Board prior to the Annual Meeting will be voted at the Annual Meeting. Shares not represented by properly executed proxies will not be voted. If a Stockholder specifies a choice with respect to any matter to be acted upon, the Shares represented by that proxy will be voted as specified. If the Stockholder does not specify a choice, in an otherwise properly executed proxy, with respect to any proposal referred to therein, the Shares represented by that proxy will be voted with respect to that proposal in accordance with the recommendations of the Board described herein. A Stockholder who signs and returns a proxy in the accompanying form may revoke it by: (i) giving written notice of revocation to the Corporation before the proxy is voted at the Annual Meeting; (ii) executing and delivering a later-dated proxy; or (iii) attending the Annual Meeting and voting the Shares in person.

         The close of business on May 24, 1996 has been fixed as the date for determining those Stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). On the Record Date, the Corporation had 6,559,311

shares of Common Stock and 2,500 shares of Class A Preferred Stock outstanding. The Common Stock and the Class A Preferred Stock entitle the holders thereof to one vote per share and 1,000 votes per share, respectively, at the Annual Meeting. Only Stockholders of record as of the Record Date will be entitled to vote at the Annual Meeting. The presence of a majority of the total amount of votes allocable to outstanding shares of Common Stock and Class A Preferred Stock, represented in person or by proxy at the Annual Meeting, will constitute a quorum. The three nominees receiving the highest vote totals will be elected as directors of the Corporation. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. All other matters to be voted on will be decided by the affirmative vote of a majority of the Shares present or represented at the Meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote and Shares held by brokers will not be considered entitled to vote on matters as to which the brokers have not received authority to vote from beneficial owners.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the total voting stock (including the Common Stock and the Class A Preferred Stock) as of May 24, 1996 by: (i) each Stockholder known by the Corporation to beneficially own in excess of 5% of the outstanding shares of Common Stock or Class A Preferred Stock; (ii) each director; and (iii) all directors and executive officers, as a group. All of the outstanding Class A Preferred Stock is owned by Dr. Ramesh C. Pandey. Except as otherwise indicated in the footnotes to the table, the persons named below have sole voting and investment power with respect to the shares beneficially owned by such persons.

                                                    Class A Preferred
                                 Common Stock             Stock          Percent
                                 ------------       ------------------      of
                             Number of    Percent   Number of  Percent    Voting
Name and Address              Shares      of Class   Shares    of Class  Stock(1)
- - ----------------              ------      --------   ------    --------  --------
Dr. Ramesh C. Pandey (2)    2,733,945 (3)   41.7%     2,500      100%     57.8%

Dr. Brian Arenare (2)           4,000 (4)     *           0       __        *

Dr. Lester A. Mitscher (2)      2,300 (5)     *           0       __        *

All directors and officers
  as a group .............. 2,744,245 (6)   41.8%     2,500      100%     57.9%
  (4 persons)

(1) Gives effect to the voting rights of 2,500 shares of Class A Voting Preferred Stock, all of which are owned by Dr. Pandey.


(2) The address of each of Messrs. Pandey, Arenare and Mitscher is c/o Xechem International, Inc., 100 Jersey Avenue, Building B, Suite 310, New Brunswick, New Jersey 08901.

(3) Does not include shares subject to or shares issuable on conversion of the Corporation's 8% Preferred Stock, which presently are not exercisable or convertible, respectively, and will not be exercisable or convertible, respectively, within 60 days from May 24, 1996.

(4) Does not include 6,000 shares subject to options which are not exercisable and will not become exercisable within 60 days from May 24, 1996.

(5) Does not include 8,200 shares subject to options which are not exercisable and will not become exercisable within 60 days from May 24, 1996.

(6) Does not include 38,200 shares subject to options which are not exercisable and will not become exercisable within 60 days from May 24, 1996.

*   Less than one percent.

         The Corporation is not aware of any arrangements, the operation of which may at a subsequent date, result in a change of control of the Corporation.

                    MATTERS TO BE CONSIDERED BY STOCKHOLDERS

1.       Election of Directors

         Three individuals will be elected at the Annual Meeting to serve as directors of the Corporation until the next annual meeting of stockholders or otherwise as provided in the By-Laws. Unless instructions to the contrary are given, the persons named as proxy voters in the accompanying proxy, or their substitutes, will vote for the following nominees for director with respect to all proxies received by the Corporation. If any nominee should become unavailable for any reason, the votes will be cast for a substitute nominee designated by the Board. The directors have no reason to believe that the nominees named will be unable to serve, if elected.

         The nominees for director are as follows:

         Ramesh C. Pandey, Ph.D., age 57, is the founder of the Corporation. He has been Chief Executive Officer and President and a director of the Corporation's subsidiary, Xechem, Inc. (the "Subsidiary"), since its formation in 1990 and the Chief Executive Officer, President, and Chairman of the Board of Directors of the Corporation since its formation in February 1994. From 1984 to March 1990, Dr. Pandey was the President and Chief Scientist of the Corporation's predecessor, Xechem Inc., formerly a subsidiary of Fujisawa/LyphoMed, Inc. Dr. Pandey served as a visiting Professor at the Waksman Institute of Microbiology at Rutgers University from 1984 to 1986. Dr. Pandey has also served as scientist, consultant, and research associate for several universities and private laboratories. Dr. Pandey has published numerous articles in professional publications, such as the Journal of Antibiotics, the Journal of the American Chemical Society and the Journal of Industrial Microbiology. Dr. Pandey is a member of the editorial board of the Journal of Antibiotics and of several professional societies. Dr. Pandey holds five patents with respect to biochemical products and processes.

         Brian Arenare, M.D., age 37, has been a director of the Corporation since March 1994 and has served as a consultant to the Corporation since May 1992. He is also a member of the Corporation's Scientific Advisory Board ("SAB"). Currently, Dr. Arenare is providing consulting services to the pharmaceutical and healthcare industries and works with the American Medical Association committee on accreditation of hospitals. From January 1994 to August 1994, Dr. Arenare was the General Manager of Ropharmex USA Corp., which provided international pharmaceutical trade and consulting services. From February 1992 to February 1993, Dr. Arenare was a consultant with The Wilkerson Group, Inc., which provided strategic management consulting services to pharmaceutical and biotechnology companies. From January 1990 to January 1992, he was Managing Partner of AIM Consulting, which provided technical and strategy consulting to pharmaceutical companies. He has been an attending physician at the Beth Israel Medical Center in New York City since July 1993 and was an attending physician at Lenox Hill Hospital in New York City from January 1989 to December 1991. Dr. Arenare received his M.D. from Yale University in 1983 and an M.B.A. from Columbia University in 1992.

         Lester A. Mitscher, Ph.D., age 64, has been a director of the Corporation since August 1994. He is also a member of the SAB. Dr. Mitscher is currently the University Distinguished Professor and former Chairman of the Department of Medicinal Chemistry at the University of Kansas, one of the nation's premier research institutions for chemistry. Among his past accomplishments, he has served on the Senior

Advisory Council of G.D. Searle & Co., and has been the Chairman of the Biological and Natural Products Study Section for the National Institute of Health, as well as Chairman of the American Society for Pharmacognosy. Dr. Mitscher received his Ph.D. from Wayne State University in 1968.

         The Corporation's By-Laws do not require that the directors meet any specific number of times during the year. Such meetings may be held either in person or by telephonic conference. The Board met four times in 1995.

         The Board has an audit committee consisting of Messrs. Arenare and Mitscher which was formed on May 26, 1995. The audit committee reviews with the Corporation's independent public accountants the scope and timing of their audit services and any other services they are asked to perform, the accountants report on the Corporation's financial statements following completion of their audit and the Corporation's policies and procedures with respect to internal accounting and financial controls. In addition, the audit committee makes annual recommendations to the Board for the appointment of independent accountants for the ensuing year.

         The audit committee held one meeting during the year ended December 31, 1995.


         The Board has a stock option committee consisting of Messrs. Arenare and Pandey which was formed on May 26, 1995. The stock option committee administers the Xechem International, Inc. Amended and Restated Stock Option Plan (the "Plan") and reviews and recommends to the Board stock options to be granted.

         The stock option committee held one meeting during the year ended December 31, 1995.

         The Board has a compensation committee consisting of Messrs. Arenare and Mitscher which was formed on May 26, 1995. The compensation committee reviews and recommends to the Board the compensation and benefits of all officers of the Corporation and reviews general policy matters relating to compensation and benefits of employees of the Corporation.

         The compensation committee did not meet during the year ended December 31, 1995.

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's officers and directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 or 5), of Common Stock and other equity securities of the Corporation with the U.S. Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. (the "NASD"). The SEC requires officers, directors and greater than ten percent stockholders to furnish the Corporation with copies of all these forms filed with the SEC or the NASD.

         To the Corporation's knowledge, based solely on its review of the copies of these forms received by it, or written representations from certain reporting persons that no additional forms were required for those persons, the Corporation believes that all filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with during 1995, with the exception of a Form 4 Change of Beneficial Ownership of Securities for Lester Mitscher which was filed late.

         RECOMMENDATION OF THE BOARD: The Board hereby recommends and nominates each of Messrs. Pandey, Arenare and Mitscher for election as directors of the Corporation by the Stockholders at the Annual Meeting to serve until the next annual meeting of stockholders or as otherwise provided in the By-Laws.

         The three nominees receiving the highest vote totals will be elected as directors of the Corporation. Accordingly, abstentions and broker non-votes will not affect the outcome of the election.

2. Approval of an Increase in the Number of Shares of Common Stock Which May Be Issued Under the Xechem International, Inc. Amended and Restated Stock Option Plan

         The Plan amends and restates the 1993 Xechem, Inc. Stock Option and

Incentive Plan, the obligations under which the Corporation assumed as part of the Corporation's organization and prior to its April 26, 1994 public offering. The purpose of the Plan is to encourage ownership of Common Stock by the Corporation's key employees, non-employee directors and advisors, including members of the SAB, in order to attract such persons, to induce such persons to remain in the employ of the Corporation or its affiliates, or to serve as an advisor to the Corporation, and to provide additional compensation for such persons to promote the success of the Corporation or its affiliates. Key employees include employees who are also officers or directors of the Corporation or its affiliates.

         The decision to grant options to these individuals is intended to reward them for their services to the Corporation without burdening the Corporation with significant increases in direct compensation. Since its inception, the Corporation's directors, key employees and advisors have been endeavoring to reach the Corporation's objectives of developing a more efficient drug discovery process and niche generic drugs, as well as commercializing and marketing such drugs. Through their efforts, the Corporation believes that significant progress has been made toward these objectives. The Board believes that the ability to achieve these objectives is best served by the alignment of the financial success of the Corporation's directors and key employees with that of its Stockholders.

         Stockholder approval of this amendment to the Plan is sought to continue to qualify the Plan under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and thereby render certain transactions under the Plan exempt from certain provisions of Section 16 of the Exchange Act.

         As of the date of this Proxy Statement, the Company has granted options for 361,500 shares of Common Stock available for issuance under the Plan. The Board has authorized an increase of 200,000 shares of Common Stock for issuance under the Plan, for a total of 600,000 shares. The Board believes that it is in the best interests of the Corporation and the Stockholders to increase the number of shares of Common Stock which may be issued under the Plan in order to continue to attract key persons to the Corporation and reward them for their efforts. With the exception of increasing the number of shares of Common Stock which may be issued under the Plan, the Board is not seeking Stockholder approval of any other provisions of the Plan. Therefore, the Board recommends that the Stockholders vote to increase the number of shares of Common Stock which may be issued under the Plan.

General

         The Plan grants the Board authority to issue options to purchase up to 400,000 shares (to be increased to 600,000 shares) of Common Stock and any other stock or security resulting from adjustments or substitutions as described in the Plan. The Common Stock will be reserved and available for purchase upon the exercise of options granted under the Plan.

         The Plan provides for the issuance of incentive options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonstatutory options which are not intended to be incentive stock options under

Section 422 of the Code. The decision as to whether incentive options or nonstatutory options will be issued to recipients is solely within the discretion of the Board. The Board will administer the Plan and have the authority to determine, among other things, the individuals to be granted incentive options or nonstatutory options, the exercise price at which the Common Stock may be acquired, the number of shares subject to each option and the exercise period of each option. The Board will also be authorized to construe and interpret the Plan and to prescribe additional terms and conditions of exercise in option agreements and provide the form of option agreement to be utilized with the Plan.

         Incentive options terminate not more than ten years from the date of grant; however, such options terminate not more than five years from the date of grant if such options are required to have an exercise price of at least 110% of fair market value. Nonstatutory options terminate not more than eleven years from the date of grant.

         Options will not be transferable except by will or by the laws of descent and distribution, and are exercisable during an optionee's lifetime only by the optionee or the appointed guardian or legal representative of the optionee. Upon the (i) death or permanent and total disability of an optionee, or (ii) termination of employment with the Corporation, then any unexercised options to acquire Common Stock will be exercisable at any time within six months in the case of (i) and 30 days in the case of (ii) (but in no case beyond the expiration date specified in the option agreement).

         The Plan requires the optionee to pay, at the time of exercise, for all shares acquired on exercise in cash, Common Stock or other forms of consideration acceptable to the Board.

         If the Corporation declares a stock dividend, splits its stock, combines or exchanges its Common Stock, or engages in any other transactions which result in a change in capital structure, such as a merger, consolidation, dissolution, liquidation or similar transaction, the Board may adjust or substitute, as the case may be, the number of shares of Common Stock available for issuance upon exercise of options granted under the Plan, the number of shares covered by outstanding options, the exercise price per share of outstanding options, any target price levels for vesting of the options and any other characteristics of the options as the Board deems necessary to equitably reflect the effects of those changes on the option holders.

         The Corporation has granted options to the following persons under the
Plan:


                                                Number of Shares  Exercise Price
  Name and Position              Date of Grant  Subject to Grant    Per Share
  -----------------              -------------  ----------------  --------------
Leonard A. Mudry,                May 25, 1994        10,000           $1.00
  VP-Finance and Operations      May 25, 1994         5,000           $7.64
                               February 29, 1996     15,000           $3.00

Brian Arenare, M.D.(1)           May 3, 1994         10,000           $ .01
  Director

Lester A. Mitscher, Ph.D.(1)     May 3, 1994          5,000           $ .01
  Director                       May 26, 1995         6,500           $3.00

    Executive Officer Total                          30,000
    Non-Executive Officer Director Total             21,500
    All Other Employee Total                        310,000
                                                    -------
    Total Options                                   361,500
                                                    =======
- - ------------
(1) Member of the SAB.

         On May 3 and 25, 1994, May 26, 1995 and February 29, 1996 the closing prices of the Common Stock on the Nasdaq Small-Cap Market were $8.625, $8.00, $11.00 and $4.75 per share, respectively.

         Pursuant to the terms of the grants, the options for shares granted under the Plan vest and are exercisable in installments as follows: (i) to the extent of 20% of the number of shares of Common Stock, commencing on the first anniversary of the date of grant; and (ii) to the remaining 80% of shares, an additional 20% commencing on each of the second through the fifth anniversary of the date of grant.

Discussion of Federal Income Tax Consequences

         The following summary of tax consequences is not comprehensive and is based on laws and regulations in effect on May 24, 1996. These laws and regulations are subject to change on a retroactive basis.

         The grant of a nonqualified option under the Plan is not a taxable event and the Corporation is not entitled to a deduction upon such grant. Upon exercise of a nonqualified option, participants will be taxed at ordinary income rates on the difference between the exercise price of the option and the fair market value of the Common Stock issued pursuant to such exercise. Fair market value generally will be determined on the date of exercise (or in the case where a sale of property could subject a transferor to suit under Section 16(b) of the Securities Exchange Act of 1934, the later of the date of exercise and the date which is six months and one day after the date on which the option was granted, unless the participant elects to be taxed based on the fair market value at the date of exercise). The Corporation will receive a corresponding deduction for the amount of income recognized by a participant upon exercise of an option in the same year the participant recognizes income in connection with the exercise of an option. The participant, generally, will have a tax basis for the Common Stock acquired equal to the fair market value of the Common Stock at the date of exercise. Any gain or loss realized upon the subsequent sale of the Common Stock issued upon exercise of a nonqualified option will be taxed at either long-term or short-term capital gain (or loss) rates, depending on the selling stockholder's holding period. The subsequent sale would have no tax consequences for the Corporation.

         The recipient of an incentive stock option generally will not recognize any income upon its grant or upon its exercise if no disposition of the Common Stock received upon exercise is made within two years from the date of grant or within one year after the acquisition of the Common Stock. The excess of the fair market value of the Common Stock over the exercise price of the Common Stock received upon the exercise of an incentive stock option, however, is a tax preference item in the year of exercise which may subject the recipient to an alternative minimum tax. Upon a subsequent sale of Common Stock acquired pursuant to exercise of an incentive stock option, if the foregoing holding periods are met, the recipient will recognize a long-term capital gain upon the difference between the sale price and the exercise price, and the Corporation will receive no deduction from taxable income. If these holding periods are not met, the recipient generally will realize ordinary income to the extent of the difference between the exercise price and the fair market value of the Common Stock on the date the option is exercised. However, if the disposition is by a sale or exchange at a price less than the fair market value of the Common Stock on the date of exercise, then, in general, the amount of ordinary income is limited to the gain recognized on such sale or exchange. If the sale price exceeds the fair market value of the Common Stock on the date of exercise, such excess will be a long-term or short-term capital gain, depending on the employee's holding period for the Common Stock being sold. The Corporation will have a deduction in an amount equal to the ordinary income recognized by the optionee.

         RECOMMENDATION OF THE BOARD: The Board recommends that the Stockholders concur in the following resolution which will be presented for a vote of the Stockholders at the Annual Meeting:

                  RESOLVED, that the Xechem International, Inc. Amended and Restated Stock Option Plan be amended to increase the number of shares of Common Stock which may be issued under such plan from 400,000 shares to 600,000 shares.

         The affirmative vote of a majority of the votes cast by Stockholders present in person or by proxy and eligible to vote at the Meeting, a quorum being present, is required for the adoption of the foregoing resolution.

3.       Selection of Independent Auditor

         The Corporation's financial statements, including those for the fiscal year ended December 31, 1995, are included in the Annual Report furnished to all Stockholders. The year-end statements have been audited by the independent firm of Mortenson and Associates, P.C. which has served as the Corporation's independent auditor since its formation in February 1994. The total fees paid or accrued to Mortenson and Associates, P.C. in connection with the 1995 audit are approximately $15,000. The Board believes that Mortenson and Associates, P.C. is knowledgeable about the Corporation's operations and accounting practices and is well qualified to act in the capacity of independent auditor. Therefore, the Board has selected Mortenson and Associates, P.C. as the Corporation's independent auditor to examine its financial statements for the fiscal year ended December 31, 1996. Although the selection of an auditor does not require a Stockholder vote, the Board believes it is desirable to obtain the concurrence of the Stockholders to this selection. Due to the difficulty and expense involved in retaining another independent firm on short notice, the Board does not contemplate appointing another firm to act as the Corporation's independent auditor for fiscal year 1996 if the Stockholders do not concur in the appointment of Mortenson and Associates, P.C. Instead, the Board will consider the vote as advice in making its selection of an independent auditor for the following year.

         Representatives of Mortenson and Associates, P.C. are expected to be present at the Meeting and will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

         RECOMMENDATION OF THE BOARD: The Board considers Mortenson and Associates, P.C. to be well-qualified and recommends that the Stockholders concur in the following resolution which will be presented for a vote of the Stockholders at the Annual Meeting:

                  RESOLVED, that the Stockholders concur in the appointment, by the Board, of Mortenson and Associates, P.C. to serve as the Corporation's independent auditor for the fiscal year ended December 31, 1996.

         The affirmative vote of a majority of the votes cast by Stockholders present in person or by proxy and eligible to vote at the Meeting, a quorum being present, is required for the adoption of the foregoing resolution.

                               EXECUTIVE OFFICERS

         The following table sets forth information with respect to the Corporation's executive officers. Each officer is elected annually by the directors and serves until his successor is elected and qualified or until his death, resignation or removal by the directors:

         Leonard A. Mudry, age 59, has been the Vice President - Finance and Operations of the Corporation since May 1994. From February 1991 to April 1994, he was Vice President - Operations of MediGene, Inc., a pre-natal testing company. Prior to joining MediGene, Mr. Mudry was Vice President-Operations/ Finance for Princeton Diagnostic Labs from March 1990 to January 1991; Senior Vice President and Chief Financial Officer of American Medical Laboratories from

January 1987 to March 1990; and held various positions with Hoffman-LaRoche, Inc. and its subsidiaries, a major pharmaceutical company, from 1969 to 1987.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

A.       Director Compensation

         Directors serve without compensation for such services.

B.       Executive Compensation

         Set forth below is information concerning the compensation for 1994 and 1995 for the Corporation's President and Chief Executive Officer, who is the only executive officer of the Corporation whose compensation exceeded $100,000:

                                                              Long Term Compensation
                                                        ---------------------------------
                              ANNUAL COMPENSATION               Awards           Payouts
                         -----------------------------  ----------------------  ---------
                                                                    Securities  Long Term
                                             Other      Restricted    Under-    Incentive      All
                                             Annual       Stock       lying       Plan        Other
                   Year   Salary   Bonus  Compensation    Awards     Options     Payouts   Compensation
                   ----  --------  -----  ------------  ----------  ----------  ---------  ------------
Dr. Ramesh Pandey  1994  $137,846    0       $7,978         0           0           0           0
                   1995  $139,525    0       $7,072         0           0           0           0

Employment Agreements.

         Ramesh C. Pandey is employed pursuant to an agreement which provides for a base salary of $140,000 per year, subject to an annual increase in proportion to the increase in the consumer price index, such bonuses as a majority of the disinterested members of the Board of Directors may determine, and a royalty of 2 1/2% of the Corporation's net profits before taxes with respect to any products developed by the Corporation or its affiliates during the term of the agreement. The royalty will be payable to Dr. Pandey or his estate so long as the Corporation continues to sell such products, notwithstanding any termination of the agreement. The agreement provides for a ten year term, but permits either party to terminate the agreement after five years; if the Corporation terminates the agreement, Dr. Pandey will be entitled to receive severance equal to his compensation for the two years prior to termination. Dr. Pandey has agreed not to engage in certain business activities (generally similar to those currently engaged in by the Corporation) for six months (four months, in certain cases) after the termination of his employment with the Corporation. If there is a change in the beneficial ownership of 20% or more of Xechem's capital stock, Dr. Pandey may, at any time within one year after such event, terminate the agreement, in which event his noncompete and confidentiality agreement terminate and all indebtedness of the Corporation to

Dr. Pandey shall accelerate.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On April 26, 1994, Dr. Pandey exchanged the capital stock of the Subsidiary for 2,800,000 shares of Common Stock, 2,500 shares of Class A Preferred Stock, and options to purchase 707,000 shares of Common Stock (the "Pandey Options"). The Pandey Options will expire ten years from issuance, and will become exercisable: (i) as to 130,000 shares, if, for any fiscal year, the Corporation's income from operations before taxes exceeds $2,000,000; (ii) as to an additional 205,000 shares, if, for any fiscal year, the Corporation's income from operations before taxes exceeds $5,000,000; and (iii) as to the final 372,000 shares, if, for any fiscal year, the Corporation's income from operations before taxes exceeds $7,500,000. The Pandey Options are non-qualified options under the Code. The Pandey Options also have certain piggyback registration rights.

         In addition, on April 25, 1994, Dr. Pandey exchanged $107,000 of indebtedness of the Subsidiary for 1,070 shares of 8% Preferred Stock, and approximately $515,000 of indebtedness of the Subsidiary (including interest accrued through the closing date of the April 26, 1994 public offering) for a note of the Corporation in the same principal amount which bears interest at the rate of 8% per annum and matures five years after issuance.

         In connection with its acquisition of the Subsidiary, the Corporation assumed the Subsidiary's obligations under its 1993 Stock Option and Incentive Plan, as a result of which it issued options to employees, directors and members of the SAB to purchase 158,000 shares of Common Stock at an exercise price of $.01 per share.

         In addition, the Corporation entered into agreements pursuant to which:
(i) indebtedness of the Subsidiary in the amount of $120,000 owed to a non-affiliated person was converted into 125,000 shares of Common Stock; (ii) indebtedness of the Subsidiary in the amount of $125,000 was converted into a note of the Corporation, due May 1995, upon payment of accrued interest thereon of $30,000 and issuance to the lender thereof, who is presently a member of the SAB, of options to purchase 100,000 shares of Common stock for $.01 per share; and (iii) the Corporation assumed obligations of the Subsidiary with respect to $395,000 of other indebtedness and issued to the non-affiliated lenders thereof options to purchase an aggregate of 155,000 shares of Common Stock at an exercise price of $.01 per share.

         In March 1990, Dr. Pandey contributed certain equipment to the Subsidiary in exchange for all of its common stock. The cost of such equipment to Dr. Pandey was $125,000. At various dates through 1990 and 1991, Dr. Pandey contributed certain additional laboratory and research equipment to the Subsidiary, the cost of which was approximately $170,000 and $171,000, respectively. All such equipment has been placed into service.

         From December 1989 to October 1990, Dr. Pandey was a minority stockholder and director of Advanced Molecular Technologies, Inc., a Washington-based corporation ("AMT") formed to gather paclitaxel bark in the

Pacific Northwest for sale. Dr. Pandey had no involvement in AMT's day-to-day activities, and believes he was asked to serve on its board of directors to add academic credibility to its efforts. Ocean Marine Services ("Ocean Marine") claimed to have made an investment of approximately $225,000 in AMT in 1990. AMT subsequently ceased operations. In January 1991, Ocean Marine filed a lawsuit against Dr. Pandey and others in Federal District Court in Washington State, alleging breaches of state and Federal securities laws in connection with Ocean Marine's investment and seeking damages. Dr. Pandey denied any wrongdoing in connection with the litigation. However, given the time and expense associated with a Washington-based lawsuit and the uncertainties of litigation, an out-of-court settlement was reached in late 1992 by Dr. Pandey, with no finding of wrongdoing by Dr. Pandey. The Corporation was not a party to such proceedings, Dr. Pandey received a general release from Ocean Marine, and the Corporation agreed to indemnify Dr. Pandey against any future claims by Ocean Marine in his employment agreement.

         On October 12, 1994, counsel for Ocean Marine requested additional information from Dr. Pandey, alleging that it would not have entered into a settlement agreement in 1992 had it known that discussions were ongoing with Regal One Corporation regarding a possible business transaction. In April 1995 Ocean Marine instituted an action against Dr. Pandey seeking to set aside the settlement agreement based upon its assertion that such discussions were not disclosed to it, and seeking remedies under applicable state and federal securities laws, including interest, attorneys fees and costs, which had cumulated over $525,000 by April 20, 1996 according to Ocean Marine, and which could include additional attorneys fees, interest and costs through the determination of such action. Dr. Pandey denied that any wrongdoing has occurred, however the Corporation determined that it was in the Corporation's best interest to settle such action, given the cost of defending such action, together with the possibility, however remote, that an adverse outcome could have a material adverse outcome to the Corporation. In addition, the Corporation determined that the time and effort necessary to defend such action would detract from Dr. Pandey's ability to exert full time efforts in executing the Corporation's business plan. Accordingly, the lawsuit has been settled by the agreement of the Corporation to pay $115,000 and to issue 25,000 shares of unregistered Common Stock to the plaintiffs, pursuant to its indemnification obligation to Dr. Pandey.

         During 1994, Dr. Pandey transferred the stock of Xechem Laboratories, Inc. to the Corporation, in exchange for reimbursement of the amount Dr. Pandey contributed to Xechem Laboratories, Inc. to pay its organizational and related expenses (approximately $5,000). Xechem Laboratories, Inc. is presently inactive.

         Subject to obtaining necessary regulatory approvals in India, Dr. Pandey has transferred his interest in Xechem India Private Ltd. ("Xechem India") to the Corporation for no consideration other than reimbursement of amounts (equal to approximately $5,000) Dr. Pandey advanced for organizational expenses. Dr. Pandey's two brothers own the remaining equity in Xechem India, some or all of which the Corporation anticipates will be made available to other, unrelated, persons in India. Both of Dr. Pandey's brothers and Mr. Anil

Sharma, a chartered accountant, serve as directors of Xechem India. No compensation is paid to Dr. Pandey, his relatives or Mr. Anil Sharma for service as directors of Xechem India. However, in 1996, options to purchase an aggregate of 30,000 shares of the Company's Common Stock at a price of $3.00 per share were issued to Dr. Pandey's two brothers in consideration for their efforts, to date, regarding the subsidiary. Xechem India has been working to assist the Company in the sourcing of raw materials for various biopharmaceutical products, such as paclitaxel, as well as assistance in the possible regulatory approval for the Company's sale of biopharmaceutical products in India.

         At the time of its organization, the Corporation adopted a policy that all transactions with affiliates shall be on terms no less favorable to the Corporation than could be obtained from an unaffiliated party and must be approved by a majority of the Corporation's independent directors. Such policy specifically applies to any transaction between the Corporation and Xechem India if and so long as Dr. Pandey or any of the members of his immediate family own 10% or more of the capital stock of Xechem India. The Corporation believes that this policy has been applied to the transactions set forth in this section of the Proxy Statement.

                             STOCKHOLDER PROPOSALS

         Stockholder proposals for the 1996 Annual Meeting of Stockholders must be received by the Corporation at its executive office in New Brunswick, New Jersey, on or prior to February 25, 1997 for inclusion in the Corporation's proxy statement for that meeting. Any stockholder proposal must also meet the other requirements for stockholder proposals as set forth in the rules of the U.S. Securities and Exchange Commission relating to stockholder proposals.

                                 OTHER MATTERS

         As of the date of this Proxy Statement, no business, other than that discussed above, is to be acted upon at the Meeting. If other matters not known to the Board should, however, properly come before the Meeting, the persons appointed by the signed proxy intend to vote it in accordance with their best judgment.

                                       Xechem International, Inc.
                                       By the Order of the Board of Directors

                                       /s/ Ramesh C. Pandey

                                       Ramesh C. Pandey, Ph.D.
                                       President and Chief Executive Officer

New Brunswick, New Jersey
May 24, 1996

         A copy of the Xechem International, Inc. 1995 Annual Report on Form 10-KSB filed with the U.S. Securities and Exchange Commission will be supplied to Stockholders without charge. Requests for the Report should be directed to:

                    Xechem International, Inc.
                    100 Jersey Avenue, Building B, Suite 310
                    New Brunswick, New Jersey  08901-3279

                ================================================
                  YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF
                PROXIES WILL SAVE THE CORPORATION THE EXPENSE OF
                 FURTHER REQUESTS FOR PROXIES. PLEASE PROMPTLY
                 MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY
                           IN THE ENCLOSED ENVELOPE.
                ================================================

                           XECHEM INTERNATIONAL, INC.
                    100 JERSEY AVENUE, BUILDING B, SUITE 310
                        NEW BRUNSWICK, NEW JERSEY 08901

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned hereby appoints Dr. Ramesh C. Pandey and Leonard A. Mudry, and each of them, as Proxies, with the power to appoint their substitutes, and hereby authorizes them to represent and to vote, as designated below, all the Shares of Common Stock and Class A Preferred Stock of Xechem International, Inc. (the "Corporation") held of record by the undersigned on May 24, 1996, at the Annual Meeting of Stockholders when convened on June 25, 1996, or any adjournment thereof.

1. ELECTION OF DIRECTORS--PROPOSAL to elect three Directors to hold office until the next Annual Meeting of Stockholders, or otherwise as provided in the Corporation's Certificate of Incorporation (check one box):

/ / FOR all nominees listed below         / / WITHHOLD AUTHORITY
    (except as withheld in the space          to vote for any of the nominees
    provided below)                           listed below

NOMINEES: Dr. Ramesh C. Pandey, Dr. Brian Arenare, Dr. Lester A. Mitscher

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

________________________________________________________________________________

2. STOCK OPTION PLAN--PROPOSAL to approve an increase in the number of shares of Common Stock which may be issued under the Xechem International, Inc. Amended and Restated Stock Option Plan (check one box):

                     / / FOR    / / AGAINST    / / ABSTAIN

                         CONTINUED ON THE REVERSE SIDE.

3. SELECT AUDITOR--PROPOSAL to concur in the selection of Mortenson and Associates, P.C. as the Corporation's independent auditor for the fiscal year ending December 31, 1996 (check one box); and

                     / / FOR    / / AGAINST    / / ABSTAIN

4. OTHER BUSINESS--In their discretion, the Proxies are authorized to transact any other business as may properly come before the Meeting, or any adjournment thereof.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

________________________________________________
Signature                                   Date

________________________________________________
Signature                                   Date

NOTE: Sign exactly as name appears to the left. If joint tenant, both should sign. If attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, please sign corporate name by President or authorized officer. If a partnership, sign in full partnership name by authorized person.

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN THIS CARD USING THE ENCLOSED ENVELOPE. PLEASE CONTACT DR. RAMESH C. PANDEY AT (908) 247-3300 WITH ANY QUESTIONS REGARDING THE ABOVE.